EX-99.(p)(18)

U.S. Compliance | Business Confidentia | For internal use only

Ninety One North America, Inc.

U.S. Code of Ethics

Effective November 1, 2024

Ninety One North America, Inc. – U.S. Code of Ethics

U.S. Compliance | Business Confidential| For internal use only

This U.S. Code of Ethics is confidential. You may not distribute this U.S. Code of Ethics or any portion of it to anyone not employed by Ninety One North America, Inc. or its advisory affiliates without the express permission of the Chief Compliance Officer.

Approval Mechanism

Responsible Officer	Scope	Approver	Date of Approval	Effective Date
Dana Troetel	Ninety One North America, Inc.	U.S. Chief Compliance Officer	November 2024	November 2024

Date of next review: November 2025

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Ninety One North America, Inc. – U.S. Code of Ethics

CONTENTS

1.	INTRODUCTION	1

2.	SCOPE AND APPLICATION OF THIS CODE OF ETHICS	1

3.	WHAT TO DO WHEN IN DOUBT	3

4.	FIDUCIARY PRINCIPLES	3

5.	BUSINESS CONDUCT STANDARDS	4

6.	ANTIFRAUD PROVISIONS -GENERAL	5

7.	CONFIDENTIAL INFORMATION	6

8.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION	8

9.	REGULATION S-P/PRIVACY NOTICE	12

10.	CONFLICTS OF INTERESTS	13

11.	DISCLOSURE OF MATERIAL OUTSIDE BUSINESS ACTIVITIES	14

12.	GIFTS AND ENTERTAINMENT	14

13.	PERSONAL ACCOUNT DEALING	14

14.	ACKNOWLEDGMENT OF THE CODE OF ETHICS	16

15.	INTERPRETATIONS AND EXCEPTIONS	17

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Ninety One North America, Inc. – U.S. Code of Ethics

1.	INTRODUCTION

This U.S. Code of Ethics (the “Code of Ethics”) for Ninety One North America, Inc. (“Ninety One NA”) sets forth the standards for business conduct and guidelines required by Rule 204A-1 for investment advisers registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Code of Ethics is also intended to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act,” and together with the Advisers Act, the “Rules”) which applies to Ninety One NA because we serve as an investment adviser to registered investment companies (each, a “Registered Fund”). Rule 17j-1 specifically requires us to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an Access Person (as defined herein) from engaging in fraudulent conduct and any unlawful actions, including insider trading.

This Code of Ethics applies in addition to the Ninety One NA’s Compliance Manual (the “Compliance Manual”), Ninety One’s global policies and the Do the Right Thing document. Together, these underscore Ninety One NA’s commitment that in all our dealings, we will act with fairness, decency and integrity, and adhere to the highest standards of ethics. The success of this commitment depends on the conduct of each Ninety One NA employee.

All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Glossary.

•	Ninety One NA has adopted this Code of Ethics which:

•	Aims to place the interest of Ninety One NA’s clients over the interests of any Supervised Person ;

•	Imposes standards of business conduct for all Supervised Persons;

•	Requires Supervised Persons to comply with the Federal Securities Laws;

•	Regulates an Access Person’s personal securities transactions;

•	Mandates periodic reporting and review of personal securities transactions; and

•	Requires Supervised Persons to report violations of the Code of Ethics and determines consequences for the failure to comply.

2.	SCOPE AND APPLICATION OF THIS CODE OF ETHICS

Ninety One NA must comply with the requirements set forth under the Advisers Act, the rules thereunder, and relevant provisions of other U.S. laws, if applicable, such as regulations pursuant to Employee Retirement Income Security Act of 1974 (“ERISA”), the 1940 Act, Commodity Futures

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Ninety One North America, Inc. – U.S. Code of Ethics

Trading Commission (“CFTC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”) and, if relied upon, Securities Exchange Commission (“SEC”) guidance, including exemptive, no-action and interpretive positions, such as SEC Risk Alerts. All of Ninety One NA’s Supervised Persons are expected to read, understand and comply fully with all requirements herein. The personal account reporting or pre-clearance mandates apply to Access Persons. On an annual basis, Supervised Persons are required to acknowledge receipt of the Code of Ethics and represent in writing that they have read and understood it.

In particular, Ninety One NA expects all Supervised Persons to conduct themselves in a manner consistent with the principles, requirements and procedures set forth in this Code of Ethics and to act with fairness, integrity and adhere to the highest standards of ethics, avoiding any activity, interest, or external association that could impair or give the appearance of impairing the Supervised Persons ability to perform their work objectively. Ninety One NA expects all Supervised Persons to exercise sound judgment in the performance of their duties and must never improperly use their position with Ninety One NA for personal or private gain to themselves, their family or any other person.

Ninety One NA’s reputation for integrity is its most important asset. Every Supervised Person has a responsibility for knowing and following the Code of Ethics . Each Supervised Person in a supervisory role (each, a “Supervisor”) is also responsible for those individuals under his/her supervision. Supervisors are responsible for instituting reasonable measures to ensure that employees understand them, are kept up-to-date of any changes, and comply with them. The Chief Compliance Officer (“CCO”) has the responsibility for creating and disseminating Ninety One NA’s compliance policies and procedures to the various business units and teams, as well as monitoring and testing these policies and procedures.

Please note that this Code of Ethics does not address Ninety One UK’s compliance with any Financial Conduct Authority (“FCA”) rules, regulations or policies as a separate manual exists for such purposes. In addition, there are a number of global policies that are applicable to Ninety One NA and its Supervised Persons, who are expected to read and comply with such policies. In case of discrepancies between local and global laws, generally, the more restrictive law should get precedence. Supervised Persons should bring any possible regulatory conflict promptly to the CCO’s attention.

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Ninety One North America, Inc. – U.S. Code of Ethics

3.	WHAT TO DO WHEN IN DOUBT?

When in doubt, ask before you act. The Code of Ethics cannot cover every possible situation that may arise in the course of conducting business in the United States or managing the assets of clients. You may be unsure about application of the policies and procedures in a particular situation. Do not try to resolve difficult questions yourself. Instead, please contact the CCO or Compliance, which includes both the US-based Compliance team and global compliance teams (“Compliance”). In addition, all Supervised Person should contact the CCO if there is any reason to believe that a violation of the requirements set forth in the Code of Ethics has occurred or is about to occur. Our integrity is of the utmost importance and critical to our long-term success.

Technical compliance with the requirements set forth in the Code of Ethics will not insulate anyone from scrutiny for any actions that create the appearance of a violation. Supervised Persons are expected to also abide by the spirit of the requirements set forth in the Code of Ethics. Ninety One NA may impose penalties for breaches of the Code of Ethics. Depending on the nature of the breach, penalties may include a breach memo to the Supervised Person’s file, a formal letter of censure, disgorgement of profits, civil or criminal fines and penalties, referrals to regulatory or self-regulatory bodies, including and up to termination of employment.

4.	FIDUCIARY PRINCIPLES

The Advisers Act requires the registration of certain investment advisers and imposes detailed requirements on the activities of registered investment advisers.

Fiduciary Duty

Under the laws and regulations governing advisers, the SEC has consistently taken the view that an adviser owes a “fiduciary duty’’ to its clients. It is the policy of Ninety One NA to act in a manner consistent with this position. Consistent with this obligation to act in the best interest of its clients, the interests of Ninety One NA clients take priority over the investment or business interests of Ninety One NA, its affiliates and its personnel. An investment fiduciary duty encompasses both the Duty of Care and the Duty of Loyalty as described below.

Duty of Care. This duty includes, without limitation, at least three duties:

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A duty to provide advice that is in the best interest of the client. An adviser must have a reasonable understanding of its client’s investment profile or investment mandate and have a reasonable belief that advice is in the best interest of the client. A critical component of this duty means an adviser must have a reasonable understanding of the client’s objectives after reasonably inquiring into such objectives. An adviser’s advice needs to be suitable for the client.

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A duty to seek best execution. An adviser must seek to obtain the execution of transactions for each of its clients such that the total cost of proceeds in each transaction are most favorable under the circumstances. The goal must be to maximize value for the client under the circumstances occurring at the time of transaction. Price is often a determinate factor, but an adviser also needs to consider whether the transaction represents the best qualitative execution.

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A duty to provide advice and monitoring over the course of the relationship. An adviser must provide advice and monitoring at a frequency that is in the best interest of the client, taking into account the scope of the agreed relationship.

Duty of Loyalty. An adviser must not place its own interests ahead of its client’s interests. To meet its duty of loyalty, an adviser must either eliminate or provide full and fair disclosure of all conflicts of interest which might incline an investment adviser—consciously or unconsciously—to render advice which is not disinterested. Such that a client can provide informed consent to the conflict.

5.	BUSINESS CONDUCT STANDARDS

Supervised Persons are required to satisfy the fiduciary duty placed on advisers including, but not limited to, the following standards of contact:

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Place the Interest of Client Accounts First: Ninety One NA has the fiduciary duty to act at all times in the interests of its clients first. As fiduciaries, Supervised Persons must rigorously avoid servicing their own personal interests ahead of the interests of its clients. Supervised Persons may not cause a client to take action, or not to take action, for their personal benefit rather than for the client’s benefit.

•

Do Not Engage in Fraudulent Activity: Information obtained in course of business activities for Ninety One NA, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Supervised Person shall (i) misuse material non-public information whether obtained in the course of business activities for Ninety One NA or otherwise; (ii) employ any device, scheme or artifice to defraud Ninety One NA’s clients; (iii) make any untrue statement of a material fact to Ninety One NA’s existing and potential clients; (iv) engage in any act, practice or course of business which operates to defraud or deceive clients or potential clients of Ninety One NA; (v) engage in any manipulative practice with respect to Ninety One NA’s existing and potential clients or (vi) misappropriate any assets or investment opportunities of a client.

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Behavior. Supervised Persons should conduct all business done on behalf of Ninety One NA in a professional, fair and legal manner and obey all applicable anti-bribery laws and adhere to all anti-bribery compliance policies. Supervised Persons must only use Ninety One NA’s approved systems and facilities for business purposes.

•	Communication. Communicate on behalf of Ninety One NA in a professional manner and ensure such communications are clear, fair, balanced and accurate to the best of your knowledge.

•	Training. Attend all applicable training and education programs.

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Confidentiality and Inside Information. Maintain the confidentiality of all information about Ninety One NA, its affiliates, its clients and other companies that you create, control or have access to. Do not trade or recommend securities (or encourage others to do so) on the basis of “inside information.”

•

Reporting. Report promptly any suspected violation of Ninety One NA policies or illegal conduct. For the avoidance of doubt, you may report such violation or conduct according to the Ninety One Whistleblowing Policy or to any state or federal regulator.

6.	ANTIFRAUD PROVISIONS—GENERAL

Ninety One NA is also subject to antifraud provisions. The Rules prohibits misstatements or misleading omissions of material facts and other fraudulent acts and practices in connection with the conduct of an investment advisory business.

Section 206 of the Advisers Act makes it unlawful for advisers to, directly or indirectly:

•	Employ any device, scheme or artifice to defraud any client or prospective client;

•	Engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

•

Act as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining consent of the client to such transaction; or

•	Engage in any act, practice or course of business that is fraudulent, deceptive or manipulative.

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Ninety One North America, Inc. – U.S. Code of Ethics

Below are some activities that have been found to violate Section 206 of the Advisers Act, although this is not an exhaustive list:

•	Failing to make full and fair disclosures, in particular with respect to conflicts of interests;

•	“Front-running” (i.e., purchasing or selling a security for an account for the adviser or an affiliate or Supervised Person of an adviser prior to its purchase for a client account);

•	“Trading with” clients – misusing Confidential Client Information for an access person’s own gain;

•	Misrepresenting pricing methodology and/or deliberately mispricing client holdings;

•	Favoring certain clients or favoring accounts in which the adviser has a proprietary interest when allocating initial public offerings or other limited investment opportunities;

•	Failing to disclose the financial interest of the adviser or its affiliates in issuers whose securities are recommended to clients;

•	Misappropriating funds under management;

•	Failure to disclose “double fees’’ received from clients’ assets invested in a fund also advised by the adviser;

•	Miscalculating fees or “massaging” valuations;

•	Making any materially misleading statement or omission in Form ADV or otherwise;

•	Not having a compliance risk inventory and a policy on conflicts of interest and the means to address them, and not following these.

Supervised Persons are reminded that Federal Securities Laws have antifraud provisions, most notably, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder.As a general matter, it is a violation of Federal Securities Laws and the policies of Ninety One NA for any of its Supervised Persons to engage in any act, practice or course of business that violates any of the Federal Securities Laws designated to prevent fraudulent, deceptive, or manipulative acts.

7.	CONFIDENTIAL INFORMATION

Supervised Persons must maintain the confidentiality of sensitive information (“Confidential Information”) entrusted to them by Ninety One NA or its affiliates or their respective clients, and must not disclose such information to any persons except when disclosure is authorized by Ninety One NA or mandated by law other than to (1) other of Ninety One NA’s or its affiliates’ Supervised Persons who have an “need to know” in connection with their duties, or (2) persons outside Ninety One NA (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from Ninety One NA or its affiliates or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements. Confidential Information includes all non-public information that is not known to the general public.

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Ninety One North America, Inc. – U.S. Code of Ethics

The obligation to preserve Confidential Information continues even after a Supervised Person’s employment with Ninety One NA ends.

Please note that Confidential information includes (i) Proprietary Information, (ii)Confidential Client Information and (iii) Other Confidential Information.

Handling Confidential Information

Special precautions must be taken when handling Confidential Information. Supervised Persons should adhere to the following guidelines in situations involving Confidential Information (other than inside information for which there are special rules more fully described below):

•

Usage. Confidential Information is available or used, if at all, on a need-to-know basis. No one may provide Confidential Information to any person without observing the provisions of this Policy and an exception may require prior written approval from Legal or Compliance.

•

Public Spaces. Confidential Information should not be discussed in public spaces where Confidential Information could be observed or overheard or in the office (such as elevators or hallways) in the presence of unauthorized individuals. To the extent practical, access to office areas should be limited. Avoid use of speaker phones when unauthorized persons may overhear conversations. Care should be taken when using portable computers and similar devices in public places.

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Documents. If word-processed documents, faxes, electronic mail, spreadsheets or other such materials containing Confidential Information are printed or transmitted, the hard copy should be immediately retrieved from the printer or fax machine. Papers related to non-public matters should be appropriately safeguarded. Exercise care when sending or discussing Confidential Information on voicemail, electronic mail, cell or cordless phones, fax machines or message services. Make sure to use correct electronic mail addresses or telephone extension numbers and, when applicable, use project and code names.

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Controls and Storage. Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained. Documents containing Confidential Information that are computer-generated and/or computer-stored must be protected against hacking, deletion, alteration and corruption. E-mail messages and attachments containing material non-public information should be treated with similar discretion and awareness of the recipients.

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Ninety One North America, Inc. – U.S. Code of Ethics

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Workspace. Exercise care to avoid placing documents containing Confidential Information in areas where they may be read by unauthorized persons and any such documents should be stored in secure locations when they are not in use. Secure copies of Confidential Information in accordance with our record retention requirements when no longer needed for a project. Ensure that all Confidential Information, in any format, is properly secured and stored at your work station before leaving for the day.

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NDAs. Special confidentiality arrangements may be required for certain parties, including prospective or existing clients, prospective or existing service providers governmental agencies and trade associations, that are seeking access to material non-public information.

Post-Employment Use of Confidential Information

Supervised Persons must not misuse, disclose, provide or take Confidential Information when seeking employment or after termination. Ninety One NA reserves the right to review all materials that an Supervised Person plans to take with him or her when leaving and to impose conditions as are proper and reasonable to protect such information. Ninety One NA will seek appropriate injunctive or legal relief if warranted.

Ninety One NA may impose disciplinary measures for any breach at the discretion of Ninety One NA.

Please note that this section is supplemented by Ninety One’s Market Conduct Policy and Secure and Acceptable Usage Policy .

8. PROTECTION OF MATERIAL NONPUBLIC INFORMATION

From time to time, Supervised Persons may become recipients of material, nonpublic information (“MNPI”). Ninety One NA and its affiliates have established policies and procedures reasonably designed to prevent the misuse of MNPI.

Definition and Application of MNPI and Tipping

MNPI and the terms “insider trading” and “tipping” are not defined in the Federal Securities Laws but were developed through case law under the Exchange Act and Rule 10b-5 thereunder. Other provisions of the Exchange Act and the Advisers Act and the rules thereunder also address the misuse of MNPI; in particular, Section 204A and Rule 204A-1 of the Advisers Act.

The law concerning MNPI, insider trading and tipping is dynamic, and the SEC enforces cases on a regular basis. U.S. authorities do not hesitate to sue persons outside the United States and are often able to detect and take action within hours.

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Ninety One North America, Inc. – U.S. Code of Ethics

Broadly, the law prohibits any misuse of MNPI, including:

•	Trading or tipping by an insider while in possession of MNPI;

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Trading or tipping by a non-insider, while in possession of MNPI, where the information was either disclosed to the non-insider in breach of an insider’s duty to keep it confidential or was misappropriated; or

•	Communicating MNPI to others.

Concerns about the misuse of inside information may arise primarily in two ways. First, a Supervised Person may come into possession of MNPI about another company, such as an issuer in which he or she (or his or her personnel) will invest either for clients or his or her own account. If a Supervised Person has or believes to have such MNPI, he or she must notify the CCO or Compliance immediately and must not act on that that information.

The SEC has stated that the term MNPI may include information about an adviser’s recommendations and client securities holding and transactions, which is Confidential Client Information. It is our policy that all such Confidential Client Information is to be kept in strict confidence by those who receive it and may be divulged only within Ninety One NA on a need to know basis in connection with the performance of services to Ninety One NA’s clients.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. Ninety One NA may be deemed an insider when it comes into possession of inside information through its various business activities or through a Supervised Person who has been tipped off outside Ninety One NA’s activities. Ninety One NA will remain an insider as long as it has inside information. A person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of Ninety One NA’s affairs and, as a result, is given access to information solely for Ninety One NA’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee, for example, could become a temporary insider to a company because of such employee’s relationship to the company (e.g., by having contact with company executives while researching the company). Such company must expect Ninety One NA as the adviser to keep the disclosed MNPI confidential, and the relationship must at least imply such a duty before Ninety One NA will be considered an insider or temporary insider.

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Ninety One North America, Inc. – U.S. Code of Ethics

It may also be the case that a connected person of an access person may have MNPI and be deemed to be an insider. Supervised Persons are cautioned in such situations in order to avoid liability for tipping or misappropriating MNPI and must notify the CCO immediately if they believe to have been tipped off with MNPI.

What is “Material” Information?

“Material” information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. The information is deemed to “alter the total mix of information available.” Such information includes, but is not limited to:

•	dividend changes, profit forecasts, earnings, estimates, changes in previously released earnings and estimates, significant merger or acquisition proposals or agreements;

•	major litigation;

•	liquidation problems and knowledge of an impending default; or

•	knowledge of an impending change in a rating by a rating agency and/or extraordinary management developments.

What is “Non-Public” Information?

Information is “non-public” until it has been effectively communicated to the marketplace. One must be able to point to a fact to show that the information is generally public and not “just released within a few moments.” For example, information in a report filed with the SEC, disclosed in an earnings call with stockholders or analysts or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping?

“Tipping” is giving or making available MNPI to anyone who might be expected to trade while in possession of that MNPI. A Supervised Person may become a “tippee” by acquiring MNPI from a tipper, which would then require such Supervised Person to follow the procedures below for reporting and limiting use of the MNPI.

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Ninety One North America, Inc. – U.S. Code of Ethics

Penalties and Consequences of Misusing MNPI

The improper use or unauthorized disclosure of MNPI by any employee, including trading while in possession of the MNPI, can inflict great damage on Ninety One NA, its clients, affiliates and employees. At a minimum, the misuse of MNPI can create a negative impression in the eyes of clients, regulators, the public and the business community. Penalties for trading on or communicating MNPI are severe. For both individuals involved in such unlawful conduct and their employers the penalties may include fines or damages up to three times the amount of any profit gained or loss avoided. A person may be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgements of profits, jail sentences or fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited. Fines for the employer and other controlling persons can total up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. Any violation of this policy can be expected to result on serious sanctions by Ninety One NA, including dismissal of the person(s) involved.

It is the duty of every Supervised Person to remain constantly alert to possible violations of this policy regarding the use of dissemination of inside information. Employees who suspect such improper use by any other person must immediately notify the CCO or Compliance.

Guidelines on the Treatment of MNPI

•	Learning of MNPI: It is not illegal to learn MNPI. It is, however, illegal to trade on such MNPI or to pass it on to others who have no legitimate business reason for receiving such MNPI.

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Steps to Follow When You Think You Have MNPI: If, after consideration of the above, a Supervised Person believes that they have learned MNPI, or if a Supervised Person has questions as to whether the information is MNPI, you should contact Compliance immediately and not disclose the potential MNPI to anyone else. Supervised Persons are prohibited from trading on or disclosing the potential MNPI without first consulting the CCO or the Compliance team to confirm whether the information is, in fact, MNPI.

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Investigation of Trading Activities: From time to time, various stock exchanges, FINRA and the SEC may request information from Ninety One NA concerning trading in the specific securities that may coincide with market news. Requests from a stock exchange or regulator for this type of information should be referred directly to the CCO.

Procedures to Detect and Prevent Insider Trading

To prevent insider trading, Ninety One NA, either directly or through its affiliates, utilizes a number of procedures, including:

•	Providing annual compliance training to familiarize Access Persons with Ninety One NA’s insider trading procedures.

•	Answering questions regarding Ninety One NA’s insider trading procedures.

•	Resolving whether information received by a Supervised Person is material and non-public.

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Ninety One North America, Inc. – U.S. Code of Ethics

•	Reviewing and updating Ninety One NA’s insider trading procedures.

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When it has been determined that a Supervised Person has material, non-public information: (i) implementing measures to prevent dissemination of such MNPI; (ii) if necessary, restricting employees from trading the securities and (iii) maintaining Restricted Lists.

•	Requiring prior written approval before a Supervised Person may serve on board of directors or other governing board of a publicly traded company.

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Maintaining a log in a manner consistent with Ninety One’s policies and procedures, of all incidents brought to Compliance’s attention when potential MNPI was received by an employee. Such a log shall remain confidential.

To detect insider trading, Compliance will (i) periodically review the personal trading activity of Access Persons and (ii) review trading activity of Ninety One NA’s accounts.

The Use of Expert Networks

The use of Expert Networks may result in an employee obtaining MNPI. Ninety One NA has instituted Expert Network procedures to prevent the misuse of MNPI. These procedures apply to all employees who utilize Expert Networks. The Expert Network procedures include conducting due diligence on the proposed Expert Network, calendaring of Expert Network calls and requiring employees to attend Expert Network training.

Please note that this section is supplemented by Ninety One’s Market Conduct Policy.

9. REGULATION S-P/PRIVACY NOTICE

The Gramm-Leach-Bliley Act (“GLBA”) requires all financial institutions, defined to include advisers, investment companies and broker-dealers, to establish procedures and systems to ensure privacy of client and financial information. The privacy requirements set forth herein apply only to individual, non-entity clients, including U.S. individuals who invest in the Funds.

Further, outside business providers, including Ninety One NA’s attorney’s, auditors and administrators, including discretionary SMA providers, may be given access to Nonpublic Personal Information (“NPPI”) concerning U.S. individual investors necessary to effect, administer, or enforce a transaction authorized by clients or in connection with the provision of services to Ninety One NA and the Funds. It is Ninety One NA’s reasonable belief that such service providers are capable of maintaining and have in place appropriate safeguards to protect client information.

Please note that this section is supplemented by Ninety One’s Secure and Acceptable Usage Policy.

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10.	CONFLICTS OF INTERESTS

Conflicts of interest may exist between Ninety One NA or Supervised Persons, on the one hand, and its clients, on the other. Conflicts of interests may also exist between clients. An adviser must identify its material conflicts, the effect(s) that they have on the adviser, Supervised Persons and its clients and the means to mitigate or resolve them.

Examples of conflicts of interest and means to address them include the following (although we note that this is not an exhaustive list of conflicts of interest, in general, or the conflicts facing Ninety One NA or Supervised Persons, more specifically):

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If an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation in Form ADV;

•	If an adviser or an affiliate of the adviser has an interest (e.g., selling commissions) in an investment being recommended, the extent of the adviser’s interest must be disclosed in Form ADV;

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If an adviser recommends that clients effect transactions through the Adviser’s broker-dealer affiliate, the extent of all adverse interests, including the amount of any compensation the adviser or affiliated broker dealer will receive in connection with the transactions, should be disclosed in Form ADV;

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If an adviser or an affiliate will be buying or selling the same securities as a client, the client should be informed of this fact and also whether the adviser (or the affiliate) is or may be taking a position inconsistent with the client’s position; or

•	An adviser or related party compensates a third party for referring a client, the material terms of the arrangement must be disclosed to, and acknowledged by, the client.

Supervised Persons are responsible for and have a duty to identify and escalate to line management and Compliance any potential or actual conflicts of interest of which they become aware.

Any new actual or potential conflict may be escalated by line management or Compliance to the Global Conflicts Committee for discussion as to the related risk, possible remediation measures, and any other actions required to mitigate or manage the conflict.

Please note that this section is supplemented by Ninety One’s Conflicts of Interest Policy.

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11. DISCLOSURE OF MATERIAL OUTSIDE BUSINESS ACTIVITIES

A Supervised Person may not maintain a Material Outside Business Activity without the prior written approval of such Supervised Person’s Supervisor and Compliance. Each Supervised Person must also submit an annual declaration of his or her Material Outside Business Interests.

Please note that this section is supplemented by Ninety One’s Outside Business Activity Policy.

12. GIFTS AND ENTERTAINMENT

Supervised Persons should not accept gifts, favors, entertainment, special accommodations, loans of money or property or other things of value that could or could appear to influence the Supervised Person’s decision-making or make or appear to make the Supervised Person feel beholden to a person or firm.

Similarly, Supervised Persons should not offer gifts, favors, entertainment, special accommodations, loans of money or property or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Ninety One NA or its Supervised Persons. Specific procedures, including pre-clearance requirements, for gifts and entertainment are included in the US Compliance Manual.

In general, Supervised Persons should consider that even the appearance of impropriety or a conflict of interest may rise to the level of illegality. In addition, certain violations may occur even without any intent to influence and cannot be cured by disclosure. Therefore, Supervised Persons must following the procedures in the US Compliance Manual and seek guidance from Compliance when in doubt.

Please note that this section is supplemented by Ninety One’s Third Party Benefits Policy and Ninety One NA’s Compliance Manual.

13. PERSONAL ACCOUNT DEALING

Supervised Persons’ personal securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflicts of interest or any abuse of an individual’s position of trust and responsibility. All employees are deemed Access Persons.

As a general matter, it is a violation of Federal Securities Laws and the policies of Ninety One NA for any of its Supervised Persons to engage in any fraudulent, deceptive, or manipulative act, practice or course of business in connection with the purchase and sale of any Securities for a Supervised Person Account. Two common examples of such prohibited activities are

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•

Front-Running: This is the practice of trading on the basis of the anticipated market effect of trades for Client Accounts and examples include (i) having knowledge of a prospective purchase of security for a Client Account and acquiring direct or indirect ownership of such security prior to the Client and (ii) having knowledge of a prospective sale of a security for a Client Account and selling (either short or long) the security in advance of such sale.

•	Trading Client Accounts to Benefit Access Persons: The practice of trading a Client Account for the purpose of benefiting an Access Person’s Account is prohibited by the Federal Securities Laws.

Reporting

Access Person are required to report all Reportable Securities and Reportable Funds. Access Person are under a duty to provide initial, quarterly and annual reports as described below unless specifically exempted by the CCO. Employees provide such required reports through StarCompliance, an online system that is used to maintain records of personal trading accounts and administer periodic certifications.

Access Persons that join Ninety One NA after November 1, 2023 must utilize only those broker accounts that are supported by a StarCompliance broker feed. A list of brokers supported by StarCompliance may be found in the PAD Policy. Exceptions may be provided in certain circumstances, subject to the approval of the CCO.

Holdings and Transaction Reports are required on a periodic basis. Some of these reports are automated with the use of broker feeds.

Pre-Clearance

Access Persons must pre-clear all trades in their Access Person Accounts including, without limitation, transactions in Initial Public Offerings and private placements in the manner described in the PAD Policy. These pre-clearance requirements do not apply (i) to the receipts of gifts and bequests of securities (i.e., those which are not entirely controlled by the owner of the Access Person Account) or (ii) to Non-reportable Securities.

A blackout period applies to Access Persons’ Accounts related to certain trades (the “10-Day Restrictive Rule”), in which Supervised Persons are restricted from trading a security within 10 days, on either side, of a client trade involving the same security. In addition to the 10-Day Restrictive Rule, several other restrictions apply:

•	Ninety One plc and Ninety One Ltd – Full and Staff Restricted Lists;

•	Ninety One plc and Ninety One Ltd – “Closed Period” Restriction; and

•	Trading on MNPI.

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Access Person Accounts are not allowed to profit from the purchase and sale of the same security or to have a “round trip” purchase and sale of the same security within three months (each, a “Short Term Trade”). Compliance may, at its sole discretion, agree to permit a Short Term Trade, but the granting of such permission is expected to be limited and profits realized on such Short Term Trade may be required to be disgorged. Note that the three-month holding period starts with the most recent purchase of the same security, (e.g., if you purchase 100 shares of Stock A on March 1, then purchase additional 100 shares of Stock A on August 1, you must now hold all 200 shares of Stock A for three months from August 1).

Ninety One NA reserves the right to require an Access Person to liquidate or otherwise close-out a position in an Access Person Account at the Access Person’s expense if it is determined that any of his or her investments violate the provisions of the Code of Ethics. Even though a particular transaction may not be explicitly prohibited by the Code of Ethics, Ninety One NA reserves the right to restrict trading in any financial instrument and/or require an Access Person to liquidate any position held in any Access Person Account (whether at a profit or loss) and disgorge any profit earned.

Escalation & Breaches

Account statements, confirmations, pre-clearance requests and reports required to be submitted pursuant to the Code of Ethics are monitored and reviewed for compliance. Any breaches are escalated to the CCO.

Ninety One NA is required by law to keep a record of all violations of this Code of Ethics, including the failure by an Access Person to submit a transaction or holding report required by this of Ethics in a timely fashion. If you become aware of any violations or potential violations of any of the provision of the Code of Ethics you must report such violations or potential violations promptly to the CCO. Failure to report any violations of the Code of Ethics that you are aware of in a prompt manner will be considered itself a violation of the Code of Ethics and subject to remedial action at the discretion of Board. If in doubt about the legality or ethics of any conduct, please contact the CCO to request guidance. If you have witnessed the violation of Federal Securities Laws, you may be eligible to participate in the SEC’s whistleblowing program as outlined in the Compliance Manual.

Please note that this section is supplemented by Ninety One’s Personal Account Dealing (PAD) Policy.

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14. ACKNOWLEDGMENT OF THE CODE OF ETHICS

Annually, Supervised Persons will be required to acknowledge receipt of the Code of Ethics and represent in writing that they have read and understood it and will adhere to it. Understanding and complying with the Code of Ethics and truthfully completing the written acknowledgment are the obligation of all Ninety One NA Supervised Persons.

15. INTERPRETATIONS AND EXCEPTIONS

The CCO (or his or her designee) shall have the right to make final and binding interpretations of this Code of Ethics and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Supervised Person must obtain written approval from Compliance before taking action regarding such exception.

If you have any questions about this Code of Ethics or any matter discussed herein, please contact Compliance as follows:

•	Dana Troetel: dana.troetel@ninetyone.com

•	Alex Meigh: alex.meigh@ninetyone.com

•	Cathrine Djelevic: catherine.djelevic@ninetyone.com

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GLOSSARY

TERM	Definition

ACCESS	Any Supervised Person of an adviser who:
PERSON

(i) has access to nonpublic information regarding any advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a reportable fund or

(ii) is involved in making securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic.

ACCESS PERSON ACCOUNT	Any account in which an Access Person has a direct or indirect Beneficial Ownership Interest in the Securities held in the account unless such an account is specifically excluded from this Code of Ethics’ requirements by the CCO. An Access Person Account does not include any account over which the Access Person has no direct or indirect influence or control or in which transactions are effected without the Access Person’s prior notifications. Generally, it includes but is not limited to:

1)  each Access Person’s personal account; and

2)  any account of any immediate family member sharing a household with the Access Person; or

3)  any other account including a trust or partnership, over which the Access Person or her or his family member exercises investment discretion

AUTOMATIC INVESTMENT PLAN	Program in which regular periodic purchases (or withdrawals) are made automatically to (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

BENEFICIAL OWNERSHIP INTEREST	Any interest in securities where a person directly or indirectly, though any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest’ in such securities. While the definition of “Pecuniary Interest” is complex, a Supervised Person generally has a pecuniary interest in securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

CLIENT ACCOUNT	A Managed Account, LLC or other commingled fund or mutual fund managed by Ninety One NA in its capacity as an adviser or as a sub-advisor.

CONFIDENTIAL INFORMATION	PROPRIETARY INFORMATION: information that is internal to Ninety One NA about its internal workings, its asset management operations, its internal operations and its financial information. This includes information not known to the public that may have intrinsic value or that may provide Ninety One NA with a competitive advantage. Proprietary Information includes information that is

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obtained, developed or utilized during the ordinary course of employment, whether by the Supervised Person or someone else, such as professional service providers (e.g., lawyers, accountants, consultants or auditors).

Examples of Proprietary Information include intellectual property and proprietary processes, materials supplied to vendors or third-party suppliers that are not available to the public, minutes of meetings and conference calls. It also includes all non-public information that might be of use to competitors, or harmful to Ninety One NA or its affiliates or their respective customers, if disclosed. It also includes Ninety One NA’s intellectual property (such as confidential product information, trade secrets, patents, trademarks and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us Proprietary Information may be present in various media and forms, including written documents, computer files, diskettes, videotapes, audiotapes and oral communications.

CONFIDENTIAL CLIENT INFORMATION: includes the names of clients, contract details, client positions, orders being worked for client and advice or recommendations prepared for used for clients. This also includes non-public information regarding potential clients.

OTHER CONFIDENTIAL INFORMATION: any other information not known to the public that is not classified as client or proprietary information.

EXPERT NETWORK	An expert network is a service provider that connects its clients with experts who have experience in specific industries or fields. These experts provide insights that can help investment research.

FEDERAL SECURITIES LAWS	The Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the GLBA (as defined below), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury
HOLDINGS AND TRANSACTION REPORTS

An Access Person is required to submit holdings in which the Access Person has any direct or indirect Beneficial Ownership Interest (i) within 10 days of becoming Access Person (an “Initial Holdings Report”), (ii) within 30 days of the end of each quarter, a report of all Reportable Securities transactions (a “Quarterly Transaction Report”) and (iii) annually during the annual declaration period (an “Annual Holdings Report”) as follows:

•  Access Persons are required to promptly disclose new holdings in Reportable Securities if acquired prior to submitting the Annual Holdings Report; and

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•  Holdings reports must be current as of a date no more than 45 days prior to the date that person became an Access Person (for Initial Holdings Report) or 45 days prior to the date the holdings report is submitted (for Annual Holdings Report).

Initial Holdings Reports and Annual Holdings Reports must contain, at a minimum, the following information:

•  The title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

•  Number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership Interest;

•  The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and

•  The date the Access Person submits the report.

Quarterly Transaction Reports must contain, at the minimum, the following information (if applicable) regarding each transaction in a Reportable Security in which the Access Person has a Beneficial Ownership Interest:

•  The date of the transaction;

•  The title, and as applicable, the exchange ticker symbol or CUSIP number;

•  Interest rate and maturity rate;

•  Number of shares, and principal amount of each Covered Security involved;

•  The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•  The price of the Covered Security at which the transaction was effected;

•  The name of the broker, dealer or bank with or through which the transaction was effected; and

•  The date the Access Person submits the report.

An Access Person is not required to submit:

•  Any transaction or holding report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control;

•  A transaction report with respect to transactions effects pursuant to an Automatic Investment Plan;

•  Any transactions in mutual funds (unless included in the Reportable Fund list below); or

•  Any accounts which only have the ability to invest in mutual funds (unless the account invests in a Reportable Fund).

INITIAL PUBLIC OFFERING	An offering of Securities registered under the Securities Act, the issuer of which immediately before the registration, was not subject to the reporting

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requirements of Section 13 or 15(d) of the Exchange Act.
MATERIAL OUTSIDE BUSINESS ACTIVITY

Are outside business activities that:

•  That might lead to a potential or actual conflict between the interests of a staff member and/or those of Ninety One and/or those of a client of Ninety One;

•  The existence of which could detrimentally affect the reputation or standing of Ninety One;

•  Which may interfere with or hinder the proper performance of a staff member’s work obligations; or

•  That results in a staff member being remunerated or compensated for their time spent or services offered/rendered, regardless of the nature of the OBA.

REPORTABLE FUNDS

Ninety One NA serves as investment adviser to the following mutual funds:

•  Ninety One Global Franchise Fund

•  Ninety One Emerging Markets Equity Fund

•  Ninety One Global Environment Fund

•  Ninety One International Franchise Fund

Transactions in Reportable Funds must be reported in the quarterly transaction reports, although pre-clearance is not required. Holdings in Reportable Funds must be reported in the annual certification.

REPORTABLE SECURITIES	This includes all securities, except (i) holdings in direct obligations of the Government of the United States, (ii) money market instruments or shares of money market funds and (iii) holdings in US mutual funds, other than shares of Reportable Funds.

RESTRICTED LIST	A list of issuers and/or Securities about which Ninety One NA may have received material non-public information. The Restricted List is maintained and monitored to ensure that no Access Person is trading or transacting in Restricted Securities and to ensure that issuers and/or Securities are added and removed in a systematic manner. Once an issuer is on the Restricted List, no trading in client or personal accounts may take place until the company has been removed from the list.

RESTRICTED SECURITIES	Those Securities that are restricted from being purchased or sold by Access Persons for a particular period of time.

SECURITY	Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security

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(including a certificate of deposit) or an any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange related to foreign currency or, in general, any interest or instrument commonly known as “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, of warrant or right to subscribe to or purchase, any security of the foregoing.

SUPERVISED PERSON	All of Ninety One NA’s officers, directors, partners and employees (or other persons occupying a similar status or performing a similar function, such as consultants, temporary employees and interns).

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